Exhibit 5.1






                   June 27, 1995




Consolidated Freightways, Inc.
3240 Hillview Avenue
Palo Alto, California 94304

Gentlemen:

       At your request, I have examined the
Registration Statement on Form S-8 executed by you on June 26, 1995 and to be filed with the Securities and Exchange Commission on June 27, 1995 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 750,000 shares of your common stock ("Common
Stock") issuable pursuant to the Consolidated
Freightways, Inc., Amended and Restated Equity
Incentive Plan for Non-Employee Directors and the
Consolidated Freightways, Inc. Thrift and Stock
Plan. The Company's Amended and Restated Equity
Incentive Plan for Non-Employee Directors and
Thrift and Stock Plan are referred to collectively as the "Plans" and individually as a "Plan."

       As your counsel in connection with the
Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of shares of Common Stock under the Plans
(the "Plan Shares") and such documents as I have deemed necessary to render this opinion.

       Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

       I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stephen D. Richards

Stephen D. Richards
Deputy General Counsel
Consolidated Freightways, Inc.